FOR IMMEDIATE RELEASE:  Tuesday, July 17, 2007

CONTACT:    Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589


              SORENSON CAPITAL AND PETERSON PARTNERS COMPLETES
                      ACQUISITION OF MITY ENTERPRISES
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OREM, UTAH - MITY Enterprises, Inc. ("MITY"; NASDAQ: MITY) announced today that it was acquired by Sorenson Capital Partners, L.P. (Sorenson Capital) and Peterson Partners LP (Peterson Partners) via a merger with an affiliate of Sorenson Capital and Peterson Partners following the satisfaction of the closing conditions of the previously announced transaction agreement. Under the terms of the transaction, the holders of MITY common stock will receive $21.50 per share in cash for their shares.

The board of directors of MITY unanimously approved the merger prior to the announcement of the proposed acquisition on May 2, 2007. The Company's shareholders approved the proposed merger agreement providing for the merger at a special meeting of shareholders held on June 26, 2007.

With the completion of the transaction, MITY's common stock has been de-listed and will no longer trade publicly.

"We are excited to add MITY to our growing list of portfolio companies," said Fraser Bullock, Co-Founder and a Managing Director of Sorenson Capital. "MITY has a great reputation in its industry and a wonderful workforce. We plan on building upon the wonderful foundation established by Greg Wilson and his team during the last twenty years."


About MITY

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mityinc.com.

About Sorenson Capital

Sorenson Capital (www.sorensoncapital.com) is a private equity fund that provides small- to middle-market buyout and growth equity investments with a particular focus on opportunities in selected states in the western U.S. Sorenson Capital is managed and controlled by West Rim Capital; both are headquartered in Salt Lake City, Utah with offices in Palo Alto, California and Phoenix, Arizona. Press Contact: David Parkinson (801) 284-7015 or david@sorensoncompanies.com.

About Peterson Partners

Peterson Partners, based in Salt Lake City, is one of the Intermountain West's leading private equity firms. Specializing in small to mid-sized companies, Peterson Partners has a track record of success including investments in JetBlue, Making Memories, EnergySolutions, Asurion, Instashred, Winder Farms, 3form and Diamond Rental. Founded in 1995, Peterson Partners has over $300 million under management through four funds. Press Contact: Jordan Clements
(801) 365-0180 or jordan@petersonpartnerslp.com.


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